Exhibit 10.13

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BNC Financial Group, INC.,

THE BANK OF NEW CANAAN

and

THE WILTON BANK

Dated as of

June 14, 2013

TABLE OF CONTENTS

ARTICLE I. THE MERGER	1

1.1. Effective Time of the Merger	1

1.2. Closing	1

1.3. Effects of the Merger	2

1.4. Directors and Officers of the Surviving Corporation	2

ARTICLE II. effect of the merger on wilton capital stock	2

2.1. Effect of the Merger on Wilton Capital Stock	2

2.2. Surrender and Payment	3

2.3. Section 33-856 of the CBCA	4

2.4. Dissenting Shares	4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF WILTON	5

3.1. Organization, Standing and Power	5

3.2. Capitalization	6

3.3. Subsidiaries	7

3.4. Authority; No Conflict; Required Filings and Consents	7

3.5. Financial Statements	8

3.6. No Undisclosed Liabilities	9

3.7. Absence of Certain Changes or Events	9

3.8. Taxes	12

3.9. Owned and Leased Properties	14

3.10. Intellectual Property	15

3.11. Contracts	17

3.12. Litigation	18

3.13. Environmental Matters	19

3.14. Employee Benefit Plans	21

3.15. Compliance With Laws	23

3.16. Permits	23

3.17. Labor Matters	24

3.18. Insurance	24

3.19. Affiliate Transactions	24

3.20. Brokers	25

3.21. Books and Records	25

3.22. Disclosure	25

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF bnc AND THE BANK	25

4.1. Organization, Standing and Power	25

4.2. Authority; No Conflict; Required Filings and Consents	26

4.3. Litigation	27

4.4. Financial Statements	28

4.5. No Undisclosed Liabilities	28

4.6. Absence of Certain Changes or Events	29

4.7. Taxes	29

4.8. Books and Records	30

4.9. Disclosure	30

4.10. Compliance With Laws	31

4.11. Brokers	31

4.12. Statements True and Correct	31

4.13. Certain Regulatory Matters	31

4.14. Financial Controls and Procedures	31

4.15. Financing	32

ARTICLE V. CONDUCT OF BUSINESS	32

5.1. Covenants of Wilton	32

5.2. Covenants of Bank and BNC	36

5.3. Confidentiality	36

5.4. Information Furnished by the Parties	36

5.5. Consents and Approvals	36

ARTICLE VI. ADDITIONAL AGREEMENTS	37

6.1. No Solicitation	37

6.2. Access to Information	40

6.3. Shareholders Meeting; Proxy Statement	40

6.4. Legal Conditions to the Merger	41

6.5. Public Disclosure	41

6.6. Indemnification of Wilton Directors and Officers	41

6.7. Notification of Certain Matters	42

6.8. Shareholder Litigation	43

6.9. Board of Directors and Loan Committee of Wilton	43

6.10. Financial Statements	43

6.11. Liens	43

6.12. Employees of Wilton	43

6.13. No Survival of Representations and Warranties	44

ARTICLE VII. CONDITIONS TO MERGER	44

7.1. Conditions to Each Party’s Obligation To Effect the Merger	44

7.2. Additional Conditions to Obligations of BNC and the Bank	44

7.3. Additional Conditions to Obligations of Wilton	46

ARTICLE VIII. TERMINATION AND AMENDMENT	47

8.1. Termination	47

8.2. Effect of Termination	48

8.3. Amendment	49

8.4. Extension; Waiver	49

ARTICLE IX. MISCELLANEOUS	49

9.1. Notices	49

9.2. Entire Agreement	50

9.3. No Third Party Beneficiaries	50

9.4. Assignment	51

9.5. Severability	51

9.6. Counterparts and Signature	51

9.7. Interpretation	51

9.8. Governing Law	51

9.9. Remedies	52

9.10. Submission to Jurisdiction	52

9.11. WAIVER OF JURY TRIAL	52

9.12. Disclosure Schedules	52

TABLE OF EXHIBITS

Exhibit A	Bank Merger Agreement

Exhibit B	Definitions

Exhibit C	Consents and Approvals

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 14, 2013, by and among BNC Financial Group Inc., a Connecticut corporation (“BNC”), The Bank of New Canaan, a Connecticut banking corporation and a wholly owned subsidiary of BNC (the “Bank” and together with BNC, the “Companies”) and The Wilton Bank, a Connecticut banking corporation (“Wilton”).

WHEREAS, the parties desire to enter into a transaction whereby Wilton will merge with and into the Bank (the “Merger”) in accordance with the terms of this Agreement, the Connecticut Business Corporation Act (the “CBCA”) and the Banking Law of Connecticut (the “BLC”), as a result of which the Bank shall be the surviving corporation;

WHEREAS, the Board of Directors of Wilton (the “Wilton Board”) and the Board of Directors of BNC and the Bank have each unanimously (a) determined that the Merger is in the best interests of their respective entities and stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) in the case of Wilton, has resolved to recommend approval of this Agreement by the stockholders of Wilton; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BNC, the Bank, and Wilton agree as follows:

ARTICLE I.
THE MERGER

1.1.         Effective Time of the Merger.   Subject to the provisions of this Agreement, prior to the Closing, the Bank and Wilton shall enter into a bank merger agreement, substantially in the form attached as Exhibit A (the “Bank Merger Agreement”) and shall, concurrently with the Closing, cause the Bank Merger Agreement to be filed with the Secretary of the State of the State of Connecticut in accordance with the relevant provisions of the BLC and shall make all other filings or recordings required under the CBCA and the BLC. The Merger shall become effective upon the filing of the Bank Merger Agreement with the Secretary of the State of the State of Connecticut or at such later time as is established by the Bank and Wilton and set forth in the Bank Merger Agreement (the “Effective Time”).

1.2.         Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on a date to be specified by the Companies and Wilton (the “Closing Date”), which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Robinson & Cole LLP, 1055 Washington Boulevard, Stamford Connecticut, unless another date, place or time is agreed to in writing by the Companies and Wilton. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday, (b) a legal holiday recognized as such by the U.S. Government, or (c) a day on which banking institutions located in the State of Connecticut are permitted or required by Law, executive order or governmental decree to remain closed.

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1.3.         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and Section 36a-125 of the BLC. Without limiting the generality of the foregoing, at the Effective Time, the separate existence of Wilton shall cease and Wilton shall be merged with and into the Bank with the Bank being the surviving corporation (following the Effective Time, the Bank is sometimes referred to herein as the “Surviving Corporation”).

1.4.         Directors and Officers of the Surviving Corporation.   The directors of the Bank immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Bank, and the officers of the Bank immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed in accordance with the Certificate of Incorporation and By-laws of the Bank and applicable Law.

ARTICLE II.
EFFECT OF THE MERGER ON WILTON CAPITAL STOCK

2.1.         Effect of the Merger on Wilton Capital Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of the Bank and Wilton, nor any holder of any shares of Wilton Common Stock:

(a)          Cancellation of Certain Capital Stock of Wilton.   Each share of Wilton Common Stock that is owned by Wilton (as treasury stock or otherwise) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)          Conversion of Capital Stock of Wilton.   Wilton Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares owned by Wilton to be cancelled and retired in accordance with Section 2.1(a), and (ii) Dissenting Shares) will be converted into the right to receive the Merger Consideration as defined in Section 2.1(d), without interest, at the time and subject to the contingencies, adjustments and other terms specified herein.

(c)          Wilton Common Stock.   As of the Effective Time, all shares of Wilton Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Wilton Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except as set forth above in Section 2.1(b).

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(d)          Merger Consideration.   The Merger Consideration will be paid in the form of cash. Each share of Wilton Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled as provided in Section 2.1(a) and other than any Dissenting Shares (as defined herein)), totaling 372,985 shares, shall, by virtue of the Merger, be converted into the right to receive $13.50 in cash, subject to adjustment as provided below (the “Merger Consideration”). The Merger Consideration shall be adjusted as follows: The shareholders’ equity as of the end of the month preceding the Closing shall be determined in accordance with generally accepted accounting principles, consistently applied, and reflecting a fully-funded allowance for loan and lease losses (“Closing Equity”). If the Closing Equity is less than $6,400,000 and greater than $6,000,000, there shall be no adjustment to the Merger Consideration. If the Closing Equity is less than $6,000,000, the difference between the Closing Equity and $6,000,000 shall be divided by the number of shares of Wilton Common Stock issued and outstanding immediately prior to the Effective Time, and that quotient shall be subtracted from the Merger Consideration. If the Closing Equity is greater than $6,400,000, the difference between the Closing Equity and $6,400,000 shall be divided by the number of shares of Wilton Common Stock issued and outstanding immediately prior to the Effective Time, and that quotient shall be added to the Merger Consideration.

2.2.         Surrender and Payment.

(a)          Prior to the Effective Time, BNC or Bank shall appoint an agent, who shall be reasonably acceptable to Wilton to act as the agent for the purpose of exchanging the Merger Consideration for the Certificates representing the shares of Wilton Common Stock (the “Exchange Agent”). On and after the Effective Time, BNC or Bank shall deposit with the Exchange Agent, sufficient cash to pay the Merger Consideration that is payable in respect of all of the shares of Wilton Common Stock represented by the Certificates (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.1(d), BNC and Bank shall take all steps necessary to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and BNC and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration. Promptly after the Effective Time, BNC shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Wilton Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(b)          Each holder of shares of Wilton Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration upon surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in this Section 2.2, each such Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

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(c)          All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Wilton Common Stock formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration or transfers of shares of Wilton Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d)          Any portion of the Payment Fund that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be returned to BNC, upon demand, and any such holder who has not exchanged shares of Wilton Common Stock for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to BNC or Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, BNC shall not be liable to any holder of shares of Wilton Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Wilton Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of BNC or Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e)          Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to BNC or Surviving Corporation, upon demand.

(f)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3.         Section 33-856 of the CBCA.   The parties hereto acknowledge and agree that Section 33-856 of the CBCA shall apply to this Agreement and the transactions contemplated hereby.

2.4.         Dissenting Shares.

(a)          Notwithstanding any provision of this Agreement to the contrary and in accordance with Section 33-856 of the CBCA, the outstanding shares of Wilton Common Stock, the holders of which have timely filed written notices of an intention to demand payment of fair value for their shares (“Dissenting Shares”) pursuant to the CBCA and have not effectively withdrawn or lost their dissenters rights under the CBCA, shall not be converted into a right to receive the Merger Consideration, and the holders thereof shall be entitled only to such rights as are granted by Section 33-856 of the CBCA.

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(b)          If any such holder of Wilton Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, the Dissenting Shares held by such holder shall be converted into a right to receive the Merger Consideration in accordance with Section 2.1 of this Agreement, upon surrender by such holder of Certificates formerly representing such holders’ shares of Wilton Common Stock and a properly completed letter of transmittal to the Exchange Agent in accordance with Section 2.2(b) of this Agreement.

(c)          Wilton will give the Bank (i) prompt written notice of any written demands for payment of fair value for any Dissenting Shares and any other instruments received by Wilton relating to dissenters rights, (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of fair value for any Dissenting Shares under the CBCA, and (iii) the right to approve any settlement of any such demand.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF WILTON

Wilton represents and warrants to the Companies that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date, except as set forth herein or in the disclosure schedule delivered by Wilton to the Companies and dated as of the date of this Agreement (the “Wilton Disclosure Schedule”). For purposes of this Agreement, “Wilton’s Knowledge” shall mean the actual knowledge of those individuals listed on Section 3.0 of the Wilton Disclosure Schedule (or any successor with similar authority and responsibilities) (the “Relevant Persons”).

3.1.         Organization, Standing and Power.   Wilton is a corporation duly organized and validly existing under the Laws of the State of Connecticut, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified and licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified, licensed or in good standing, individually or in the aggregate, that are not reasonably likely to have a Wilton Material Adverse Effect.

For purposes of this Agreement, the term “Wilton Material Adverse Effect” means any adverse change, event, effect, circumstance or development with respect to, or, that, individually or together with any other change, event, effect, circumstance or development, on long term basis, materially diminishes Wilton’s financial position, the ability of Wilton to perform its obligations under any Transaction Documents, or the validity or enforceability of any of the Transaction Documents or the rights and remedies of the Bank (except as a result of any act or failure to act by the Bank or BNC) under any of the Transaction Documents; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Wilton Material Adverse Effect:

(a)          changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism, other than those that have had or are reasonably likely to have a disproportionate effect on Wilton taken as a whole;

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(b)          changes in Generally Accepted Accounting Principles (“GAAP”) or regulatory accounting requirements applicable to banks generally;

(c)          any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP;

(d)          changes that are the result of factors generally affecting the banking industry, other than those that have had or are reasonably likely to have a disproportionate effect on Wilton;

(e)          reasonable expenses incurred in connection with this Agreement;

(f)          any adverse change, effect or circumstance arising out of or resulting directly and solely from actions required to be taken by Wilton pursuant to this Agreement or the announcement of the transactions contemplated by this Agreement; and

(g)          changes in Law, rules or regulations or generally accepted accounting principles or the interpretation thereof, other than those that have had or are reasonably likely to have a disproportionate effect on Wilton.

For purposes of this Agreement, “Transaction Documents” means this Agreement, the Bank Merger Agreement, and the Exchange Agent agreement (“Exchange Agent Agreement”) and each other certificate, document, instrument or agreement executed in connection herewith or therewith.

3.2.         Capitalization.

(a)          The authorized capital stock of Wilton as of the date of this Agreement consists of 1,000,000 shares, par value of $5.00, of common stock (the “Wilton Common Stock”). As of the date hereof, 372,985 shares of Wilton Common Stock were issued and outstanding and 108,260 shares of Wilton Common Stock were held as treasury shares.

(b)          Except as set forth in Section 3.2 of the Wilton Disclosure Schedule, as of the date of this Agreement (A) there are no equity securities of any class of Wilton, or any security convertible or exchangeable into or exercisable for any equity securities (including Wilton Common Stock), issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Wilton is a party or by which Wilton is bound obligating Wilton to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Wilton or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Wilton to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Wilton is not a party to nor is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Wilton. There are no registration rights, and there is no rights agreement, “poison pill,” anti-takeover plan or other similar agreement or understanding to which Wilton is a party or by which it is bound with respect to any equity security of any class of Wilton. None of the Wilton Common Stock has been issued in violation of any rights of any person or in violation of the registration requirements of any applicable jurisdiction’s Laws.

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(c)          All outstanding shares of Wilton Common Stock are, and all shares of Wilton Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CBCA, the BLC, Wilton’s Certificate of Incorporation or By-laws or any agreement to which Wilton is a party or is otherwise bound.

(d)          There are no obligations, contingent or otherwise, of Wilton to repurchase, redeem or otherwise acquire any shares of Wilton Common Stock or the capital stock of Wilton.

(e)          Any Contract relating to any matters described in this Section 3.2 shall be deemed a Wilton Material Contract.

3.3.         Subsidiaries.

(a)          Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, Wilton does not own beneficially, directly or indirectly, any equity securities or similar interests of any person or any interest in a partnership or joint venture of any kind.

(b)           There is no corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which Wilton holds stock or other ownership interests representing (A) more than 50% of the voting power of all stock or other ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holder of outstanding stock or other ownership interests upon a liquidation or dissolution of such entity. Wilton does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

3.4.         Authority; No Conflict; Required Filings and Consents.

(a)          Wilton has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement (the “Wilton Voting Proposal”) by Wilton’s shareholders (the “Wilton Shareholder Approval”) and the consents and approvals set forth on Exhibit C hereto, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby by Wilton have been duly authorized by all necessary corporate action on the part of Wilton, subject only to the required receipt of Wilton Shareholder Approval. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by Wilton and constitutes the valid and binding obligation of Wilton, enforceable against Wilton in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

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(b)          The execution and delivery of this Agreement and each of the other Transaction Documents by Wilton do not, and the consummation by Wilton of the transactions contemplated hereby and thereby shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of Wilton, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, constitute a change in control under, or result in the imposition of any mortgage, deed of trust, security interest, pledge, lien, charge or encumbrance, lease, license, encroachment, conditional sale agreement or other title retention agreement, option, covenant, right of way, easement, restriction or covenant (“Liens”) on the assets of Wilton under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation, written or oral, to which Wilton is a party or by which any of them or any of their properties or assets may be bound (a “Contract”), or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 3.4(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Wilton or any of its properties or assets, except in the case of clause (ii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Wilton Material Adverse Effect or prevent or materially delay or impair the performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

(c)          No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign and specifically including, without limitation, the Connecticut Department of Banking and the Federal Deposit Insurance Corporation (“FDIC” and collectively with the Connecticut Department of Banking, a “Governmental Entity”) is required by or with respect to Wilton in connection with the execution and delivery of this Agreement by Wilton or the consummation by Wilton of the transactions contemplated by this Agreement, except for (i) the filing of the Bank Merger Agreement with the Secretary of the State of the State of Connecticut; (ii) the filings required to be made and the approvals or non-objection status required to be obtained from the Connecticut Department of Banking and the FDIC and (iii) expiration of applicable waiting periods.

3.5.         Financial Statements.

(a)          Wilton has provided to the Companies the audited annual financial statements of Wilton for the fiscal year ended December 31, 2012 (the “Wilton Financial Statements”) and will, prior to Closing, provide to the Companies quarterly unaudited financial statements for the quarter ended September 30, 2013 (the “Third Quarter Statements”) with a limited review (but not a full audit), including a balance sheet and profit and loss statement and management’s representation letter. BNC or Bank shall be responsible for the costs associated with the performance of such limited review.

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(b)          The Wilton Financial Statements are, and the Third Quarter Statements will be, derived from the books and records of Wilton, and are and will be true and complete in all material respects, prepared in accordance with GAAP in accordance with historical practices on a consistent basis, and fairly present the financial condition, results of operations and, with respect to the audited financial statements only, cash flows, of Wilton as of the date thereof and for the period referred to therein and are consistent with the books and records of Wilton. No circumstances existed on the relevant balance sheet dates of the Wilton Financial Statements or the Third Quarter Statements which render any items in the Wilton Financial Statements or the Third Quarter Statements incorrect or incomplete in any material respect. The statements of operations included in the Wilton Financial Statements or the Third Quarter Statements do not include any item of special or non-recurring revenue, except as specifically identified therein.

(c)          The allowance for loan losses reflected in Wilton’s Financial Statements was, and the allowance for loan losses shown on the Third Quarter Statements for periods ending after December 31, 2012 was, adequate, as of the date thereof, under GAAP. Wilton’s allowance for loan losses is, and shall be as of the Closing Date, in compliance with its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards. Wilton complied with all orders, written comments and directives provided to it by any Governmental Entities relating to its allowance for loan losses since date of its Financial Statements.

3.6.         No Undisclosed Liabilities.

(a)          Wilton has no liability, whether asserted or unasserted, absolute, accrued or unaccrued, contingent, whether liquidated or unliquidated, whether due or to become due, or otherwise, that would be required by GAAP to be reflected on a balance sheet of Wilton, except (i) as disclosed in the Third Quarter Statements including footnotes thereto, (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice after the date of the Third Quarter Statements (none of which results from, arises out of, relates to or is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law), or (iii) for other liabilities that are not in excess of $10,000 individually, or $25,000 in the aggregate.

(b)          Other than deferred tax liabilities and except as disclosed in Section 3.6(b) of Wilton Disclosure Schedule, since the date of Third Quarter Statements Wilton has not incurred any liability other than in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”).

3.7.         Absence of Certain Changes or Events.

(a)          Since December 31, 2012, Wilton has operated its business only in the Ordinary Course of Business and has maintained its relationships with customers, vendors, suppliers, employees, agents and others in a commercially reasonable manner, and there has not occurred any event, development or change which, individually or in the aggregate, has had or could be reasonably expected to have a Wilton Material Adverse Effect.

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(b)          Without limiting the generality of Section 3.7(a) and except as disclosed in Section 3.7 of Wilton Disclosure Schedule, since December 31, 2012, Wilton has not directly or indirectly:

(i)          (A) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (B) split, combined, altered the terms of, or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any of its other securities; or (C) purchased, redeemed or otherwise acquired any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(ii)          issued, delivered, sold, granted, pledged or otherwise disposed of or encumbered any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities.

(iii)         altered any term of any of its outstanding securities (or ownership interest) or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iv)         amended its Certificate of Incorporation, By-laws or other comparable charter or organizational documents or altered, through merger, liquidation, reorganization, restructuring or in any other fashion, its structure or ownership;

(v)          acquired (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Wilton, except in the Ordinary Course of Business;

(vi)         mortgaged, sold, leased, licensed, pledged, granted a security interest in or otherwise disposed of or encumbered any properties or assets of Wilton valued in excess of $10,000 individually or $25,000 in the aggregate;

(vii)        (A) incurred any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than in the Ordinary Course of Business), (B) issued, sold or amended any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another person, (C) made any loans (other than in the Ordinary Course of Business), advances (other than routine advances to employees of Wilton in the Ordinary Course of Business) or capital contributions to, or investment in, any other person), or (D) other than in the Ordinary Course of Business, entered into any hedging agreement or other financial agreement or arrangement designed to protect Wilton against fluctuations in exchange rates;

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(viii)       made any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000 individually, or $25,000 in the aggregate;

(ix)          made any material changes in accounting methods, principles or practices, other than as required by a change in GAAP;

(x)          (A) adopted, entered into, terminated, enhanced or amended any employment, severance or similar agreement or Wilton Employee Plan (including, but not limited to, the grant of any additional awards under any stock option or Wilton Stock Plan or the modification of any existing award thereunder) for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (except in the Ordinary Course of Business), (B) increased the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases (not in excess of 3% for any person) of salaries), (C) amended or accelerated the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, or (D) paid any material benefit not provided for as of December 31, 2012 under any Wilton Employee Plan;

(xi)         changed any method of Tax accounting, settled or compromised any Tax liability, amended any Tax Return, made any new Tax election, consented to any extension or waiver of the limitation period applicable to any Tax claim, in each case except in the Ordinary Course of Business or that would not have a Wilton Material Adverse Effect;

(xii)        initiated, compromised or settled any material litigation or arbitration proceeding or cancelled, waived or comprised any material debt or claim;

(xiii)       opened any new, or permanently closed any, facility or office;

(xiv)       extended, terminated or modified any Wilton Material Contract or permitted any renewal notice period or option period to lapse with respect to any Wilton Material Contract, except for terminations of Wilton Material Contracts upon their expiration during such period in accordance with their terms;

(xv)        other than in the Ordinary Course of Business, incurred any liability, debt or obligation (whether absolute, accrued, contingent or otherwise) to or of any Affiliate, or made any loans to any Affiliates;

(xvi)       discharged or satisfied any Lien other than those required to be discharged or satisfied during such period in accordance with their original terms;

(xvii)      paid any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long-term liabilities shown on Wilton Financial Statements or incurred since December 31, 2012 in the Ordinary Course of Business;

(xviii)     entered into any transaction with any Affiliates other than in the Ordinary Course of Business;

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(xix)       entered into any other Contract involving amounts in excess of $10,000 or a term of performance in excess of one year from the Closing Date, except those made in the Ordinary Course of Business;

(xx)         suffered any damage or destruction to, or loss of, or condemnation or eminent domain proceeding relating to, any of its tangible properties or assets (whether or not covered by insurance) which has had or would be reasonably likely to have a Wilton Material Adverse Effect;

(xxi)        made any loan or advance to any Person, other than in the Ordinary Course of Business and in a commercially reasonable manner;

(xxii)       lost the employment services of any employee whose annual salary exceeded $50,000;

(xxiii)     made any agreement pursuant to which any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), or other assets have been or shall be sold by Wilton which entitle the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by Wilton, to cause Wilton to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against Wilton.

(xxiv)     changed the time, manner of payment of or other material practices or procedures relating to the accounts payable or other current liabilities of Wilton;

(xxv)      changed working capital practices including any material change in billing, collection or payment practices, or changed any material business policies, including: (A) reductions in insurance coverage; or (B) reductions or increases in capital expenditures;

(xxvi)     cancelled, reduced, settled, discounted, rebated or otherwise compromised debts or accounts receivable owed, or waived or released any right or claim of value, to the assets of Wilton (other than immaterial waivers or releases in the Ordinary Course of Business consistent with past practice);

(xxvii)    changed the time, manner of payment or collection, or other practices and procedures relating to the accounts receivable or other current assets (including prepaid expenses) of Wilton; or

(xxviii)   authorized any of, or committed or agreed, in writing or otherwise, to take any of the foregoing actions.

3.8.         Taxes.   Except as set forth in Section 3.8 of Wilton Disclosure Schedule,

(a)          Wilton has (i) accurately prepared in all material respects and timely filed (taking into account valid extensions) all Tax Returns (as defined below) required to be filed by it for any taxable period ending on or before the Closing Date, and all such Tax Returns are true, correct and complete in all material respects; (ii) paid all Taxes imposed on it (other than Taxes being contested in good faith and for which adequate reserves have been established on the most recent Wilton Financial Statements); and (iii) established the most recent Wilton Financial Statements reserves that are adequate for the payment of any Taxes not yet due and payable. Since the date of the most recent Wilton Financial Statements, Wilton has not incurred any material liability for Taxes other than in the Ordinary Course of Business. All material Taxes that Wilton was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, paid to the proper Governmental Entity.

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(b)          There are no Liens for Taxes upon any assets of Wilton, except for Liens for Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established on the most recent Wilton Financial Statements.

(c)          No material deficiency for Taxes has been proposed, asserted or assessed against Wilton in writing that has not been resolved with any amounts due paid in full. No jurisdiction in which Wilton currently does not file or has not filed a Tax Return has asserted any claim in writing that Wilton may be subject to Tax in that jurisdiction. No waiver, extension or comparable consent given by Wilton in writing regarding the application of the statute of limitations with respect to any Taxes or Tax Return is outstanding, nor is any request for any such waiver or consent pending.

(d)          There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Return of Wilton now pending, and Wilton has not received any notice in writing of, nor is there Wilton’s Knowledge of, any proposed audits, investigations, claims, or administrative proceedings relating to Taxes or any Tax Returns.

(e)          Wilton is not and has not been a real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in such Section.

(f)          Wilton is not a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than the group for which Wilton is currently the parent) or included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes. Wilton has no liability for Taxes of any person other than Wilton under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign Law.

(g)          Wilton is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(h)          During the last two (2) years, Wilton has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(i)          Except in the Ordinary Course of Business, Wilton will not be required to include any material item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

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(j)          Wilton is not a party to any "reportable transaction" as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b).

For purposes of this Agreement, (i) “Tax” and “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, severance, occupation, premium, environmental, gains, sales, use, transfer, employment, capital stock, franchise, profits, withholding, excise, real property, personal property, value added and other taxes, social security (or similar), unemployment, disability, alternative or add-on minimum, estimated fees, stamp taxes and duties, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes including any schedules, supplements or amendments thereto.

3.9.         Owned and Leased Properties.

(a)          Section 3.9(a) of Wilton Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property owned by Wilton, except real property acquired through foreclosure of a security interest held by Wilton in such real property (the “Owned Real Property”), which list shall include addresses, acreage (or a reasonable estimation thereof to the extent Wilton does not have a real estate survey for such parcel of real property) and a description of the improvements located thereon. Wilton has good and marketable fee title to all of its Owned Real Property, free and clear of all Liens (other than Permitted Liens).

(i)           The Owned Real Property and Leased Real Property constitute all the real estate and buildings used by Wilton in the conduct of its business. To Wilton’s Knowledge, there are no structural defects or material defects in the mechanical or building systems in any facility located on any Owned Real Property. No portion of any Owned Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored to substantially its original condition.

(ii)          Except as set forth in Section 3.9(a) of Wilton Disclosure Schedule there are no existing property tax abatement programs or other governmental assistance programs with respect to the Owned Real Property. Section 3.9(a) of Wilton Disclosure Schedule sets forth all documents to which Wilton are a party relating to any such known programs.

(iii)         Except as set forth in Section 3.9(a) of Wilton Disclosure Schedule, there is no pending, and Wilton has not received written notice of any threatened condemnation, expropriation, eminent domain, environmental, land use, or special assessment regulatory proceeding or investigation affecting the Owned Real Property. Wilton has not received written notice of any fire, health, safety, building, hazardous substances, pollution control, zoning, or other regulatory proceedings, either instituted or planned to be instituted, which would have a Wilton Material Adverse Effect.

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(iv)         Except as set forth in Section 3.9(a) of Wilton Disclosure Schedule, no person leases, occupies or is in possession of, or has any rights to lease, occupy or possess any of the Owned Real Property other than Wilton. Except as set forth in Section 3.9 of Wilton Disclosure Schedule, there are no current options or other Contracts pursuant to which Wilton has granted to any person the option to purchase, lease or sublease the Owned Real Property or any interests therein.

(v)          Wilton has made available to the Bank complete and correct copies of any and all title policies and underlying title documents, surveys, engineering and geologic reports, maintenance reports and environmental reports in its possession with respect to the Owned Real Property.

(vi)         Except as set forth in Section 3.9(a) of Wilton Disclosure Schedule, to Wilton’s Knowledge, none of the structures or improvements necessary to the conduct of the business of Wilton and erected on the Owned Real Property encroaches on the property of any other person, and to Wilton’s Knowledge none of the structures erected on any real property owned by any other person and adjoining the Owned Real Property encroaches on the Owned Real Property.

(b)          Wilton has no real property leased, subleased, licensed or otherwise occupied by Wilton, except for one lease of a storage facility which is terminable at will and has a gross rental obligation of not more than $6,000 per year.

(c)          Wilton has good title to, or a valid leasehold interest in, all of its tangible personal property assets, and except for Taxes not yet due and payable that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded. All such tangible personal property assets are free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings and for which appropriate reserves have been established on the most recent Wilton Financial Statements, (ii) Liens for assessments and other governmental charges or Liens of carriers and warehousemen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established on the most recent Wilton Financial Statements, (iv) Liens set forth on Section 3.9(b) of the Wilton Disclosure Schedule, (v) Liens arising solely due to Wilton’s leasehold interest therein (collectively, “Permitted Liens”).

3.10.       Intellectual Property.

(a)          For purposes of this Agreement, the term “Intellectual Property” means all U.S. and foreign (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements, and U.S. and foreign patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, continuations-in-part, revisions, extensions and reexaminations, (ii) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, and including all associated goodwill, and all applications, registrations and renewals, (iii) copyrightable works, copyrights and all applications, registrations and renewals (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, patterns, industrial designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) domain names and computer software (including data and related documentation) and (vi) proprietary or confidential information and all documentation materials related thereto.

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(b)          Except as set forth in Section 3.10 of Wilton Disclosure Schedule, Wilton owns all right, title and interest in and to the Intellectual Property identified in Section 3.10 free and clear of any and all Liens. Wilton otherwise possesses licenses to use Wilton Intellectual Property (as defined below). Wilton hereby represents that it shall, after the execution and delivery of this Agreement by Wilton and consummation of the transactions contemplated hereunder, continue to own, license, sublicense or otherwise possess, legally enforceable rights to use all Intellectual Property necessary to conduct the business of Wilton as currently conducted, (the “Wilton Intellectual Property”).

(c)          Except as set forth in Section 3.10 of Wilton Disclosure Schedule, the execution and delivery of this Agreement or the other Transaction Documents by Wilton and the consummation of the transactions contemplated hereby and thereby will not result in the breach of, or create on behalf of any third party, the right to terminate or modify, or otherwise result in any termination or modification of, any license, sublicense or other agreement relating to any Intellectual Property owned or licensed by Wilton. Section 3.10 of Wilton Disclosure Schedule sets forth a true and complete list of all of the patents, registered and unregistered trademarks or service marks, copyrights, domain names and pending patent applications for any of the foregoing owned by Wilton (the “Registered Wilton IP”). Wilton holds good and marketable title to all of the Registered Wilton IP, free and clear of any Lien, claim, interest or encumbrance of any third party (except for any rights licensed by Wilton under any license agreement listed on Section 3.10 of Wilton Disclosure Schedule). No action, suit, proceeding or investigation involving Wilton is pending or, to Wilton’s Knowledge, threatened that in any way challenges Wilton’s title, interests or rights to any Wilton Intellectual Property.

(d)          To Wilton’s Knowledge, all of the Registered Wilton IP is valid and subsisting and have not expired or been cancelled or abandoned. Except as set forth in Section 3.10 of Wilton Disclosure Schedule, to Wilton’s Knowledge, no third party is infringing, violating or misappropriating any of Wilton Intellectual Property. Except as set forth in Section 3.10 of Wilton Disclosure Schedule, no action, suit, proceeding or investigation involving Wilton is pending or, to Wilton’s Knowledge, threatened to invalidate, cancel or render unenforceable any patents or registrations for trademarks, service marks or copyrights. To Wilton’s Knowledge, all Wilton Intellectual Property are properly granted or registered, as the case may be, under applicable Law, except where the failure to be so registered, individually or in the aggregate, is not material to the business of Wilton, taken as a whole.

(e)          To Wilton’s Knowledge, the conduct of the business of Wilton as currently conducted does not infringe, violate or constitute a misappropriation, has not infringed, violated or constituted a misappropriation, of any Intellectual Property of any third party. Except as set forth in Section 3.10 of Wilton Disclosure Schedule, Wilton has not received any written claim or notice alleging any such infringement, violation or misappropriation of Intellectual Property of any other person. Except as set forth in Section 3.10 of Wilton Disclosure Schedule, Wilton has not received written notice of, and is not otherwise aware of, any infringement by or misappropriation by others of Wilton Intellectual Property.

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(f)          Wilton has taken all reasonable steps in accordance with standard industry practices to protect its Intellectual Property. Wilton has taken all reasonable steps in accordance with standard industry practices to protect confidential and proprietary information from unauthorized use or disclosure and to avoid any unauthorized use or disclosure of any confidential or proprietary information of any third party.

3.11.       Contracts.

(a)          For purposes of this Agreement, “Wilton Material Contract” shall mean:

(i)          each employment or other similar Contract providing for compensation, severance or a fixed term of employment in respect of services performed by any employees of Wilton;

(ii)          each management, consulting, subcontractor, retainer or other similar type of agreement under which services are provided by any person to Wilton in excess of $10,000 per annum or $25,000 in the aggregate;

(iii)         each other agreement or commitment for services and supplies provided by any other person to Wilton with a term of more than one (1) year or requiring payments of more than $10,000 per annum or $25,000 in the aggregate;

(iv)         any Contract limiting the right of Wilton to engage in any line of business or compete with any person in any line of business or to compete with any party, otherwise prohibiting or limiting the right of Wilton to solicit customers, employees or other service providers;

(v)          any Contract relating to the disposition or acquisition by Wilton after the date of this Agreement of a material amount of assets or pursuant to which Wilton has any material ownership interest in any other person or other business enterprise or to which will otherwise constitute a capital expenditure in excess of $10,000;

(vi)         any mortgages, notes, bonds, indentures, guarantees, loans or credit agreements, security agreements, deeds of trust, purchase money agreements, conditional sales contracts, capital leases or other contracts or instruments evidencing indebtedness or extension of credit, and each guaranty of any indebtedness or other obligation, or the net worth of any person, other than loans and instruments in the Ordinary Course of Business;

(vii)        any Contract under which Wilton has licensed, sublicensed or otherwise granted or transferred any Intellectual Property to a third party, involving or having the potential to enable either party to generate sales in an amount in excess of $10,000;

(viii)      any Contract by Wilton with any Governmental Entity;

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(ix)         any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement;

(x)          any Contract under which Wilton has received a license to or otherwise received any rights under any Intellectual Property that is material to the business of Wilton taken as a whole;

(xi)         any Contract with an Affiliate, or, to Wilton’s Knowledge, with any entity which an officer or director of Wilton holds an interest;

(xii)        any Contract affecting or governing ownership, development or use of any Intellectual Property of Wilton;

(xiii)       any partnership, joint venture or similar Contract; and

(xiv)       any other Contract or instrument (other than purchase orders and similar agreements entered into in the Ordinary Course of Business) having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable by Wilton, on no more than thirty (30) Business Days’ notice without liability or financial obligation to Wilton that requires an expenditure by Wilton of more than $10,000 on an annual basis or in excess of $25,000 over the current Contract term or the loss of which could reasonably be expected to have, directly or indirectly, individually or in the aggregate, a Wilton Material Adverse Effect.

(b)          Section 3.11 of Wilton Disclosure Schedule sets forth a list of all Wilton Material Contracts to which Wilton is a party as of the date hereof. Except as specifically set forth on Section 3.11 of Wilton Disclosure Schedule, Wilton is not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of Wilton Material Contracts.

(c)          All Wilton Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms.

3.12.       Litigation.   Except as set forth in Section 3.12 of Wilton Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation (each, an “Action”) pending or threatened in writing (nor to Wilton’s Knowledge, are there any facts which could lead to such an Action), in each case against, affecting or in any way related to Wilton or its business at law or in equity, before any Governmental Entity. There are no judgments, orders, rulings, charges, injunctions, notices of violations, decrees or other mandates against Wilton. There is no Action pending or threatened in writing (nor to Wilton’s Knowledge, are there any facts which could lead to such an Action), in each case, as of the date of this Agreement against Wilton or, to Wilton’s Knowledge, any of its directors or executive officers, alleging a violation of federal or state securities laws that relates to Wilton. Nothing set forth in Section 3.12 of Wilton Disclosure Schedule, either individually or when aggregated with other items set forth on such Schedule, could reasonably be expected to have a Wilton Material Adverse Effect.

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3.13.       Environmental Matters.

(a)                      Except as set forth in Section 3.13 of Wilton Disclosure Schedule:

(i)          Wilton has not received any written notice, written report or other written information regarding any actual or alleged, or, to Wilton’s Knowledge, threatened, violation or liability under Environmental Laws, including any investigatory, remedial or corrective obligations, arising under any Environmental Laws at any property or site currently or formerly owned, operated, leased or occupied by Wilton;

(ii)          Wilton has obtained, maintain and are in compliance with, all permits, licenses and other authorizations necessary under Environmental Laws (collectively “Environmental Permits”) for the occupation of its facilities and the operation of its businesses and Wilton has not received written notice regarding any proposed, or to Wilton’s Knowledge, threatened, action to revoke, cancel, terminate, or limit or modify the terms of any Environmental Permits;

(iii)         Wilton is not subject to any orders, decrees or injunctions issued by any Governmental Entity relating to Environmental Laws, Hazardous Substances or Contamination;

(iv)         Wilton is, and during the term of applicable statutes of limitation at all prior times has been, in material compliance with all applicable Environmental Laws and all Environmental Permits;

(v)          Wilton either expressly, by operation of Law, or otherwise, has not assumed or undertaken any liability of any other person under any Environmental Law, including without limitation, any obligation for investigation or corrective or remedial action under any Environmental Law;

(vi)         Wilton has not (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Substances so as to give rise to any Environmental Costs and Liabilities, (ii) owned, operated, leased, occupied or otherwise used any real property or facility where a Release of Hazardous Substances has occurred that may give rise to Environmental Costs and Liabilities; and

(vii)        there are no: (A) underground storage tanks; (B) asbestos-containing material; (C) materials or equipment containing polychlorinated biphenyls or (D) landfills, surface impoundments, or other disposal areas located on any property, site or facility currently or previously owned, operated or leased by Wilton.

(b)          Wilton has provided to the Bank, prior to the execution of this Agreement, complete and correct copies of all environmental investigations, studies, audits, tests, reviews or other analyses that are in the possession or control of Wilton, in relation to any property, site or facility now or previously owned, operated, leased or occupied by Wilton excluding the drafts of such documents and any documents subject to the attorney-client privilege or attorney work product doctrine.

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(c)          For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, order, decree or permit or other legally binding requirement of any local, state, federal or foreign governmental jurisdiction relating to: (i) the protection, investigation or restoration of the indoor or outdoor environment, human health or safety, or natural resources, (ii) the handling, use, storage, treatment, transport, remediation, investigation, disposal, release or threatened release of any Hazardous Substances (iii) noise, odor or wetlands protection.

(d)          For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or that falls within the definition of a “hazardous substance,” “solid waste,” “hazardous waste,” “toxic waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum, petroleum product or by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon; or (iii) any substance the release of which could reasonably be expected to result in liability under any Environmental Law.

(e)          For purposes of this Agreement, the term “Contamination” means the presence of Hazardous Substances in, on or under the soil, ambient air, groundwater, surface water or other environmental media or within occupied structures requiring investigation, remediation, removal, reporting or other response action under any Environmental Law or that could otherwise reasonably be expected to result in liability under any Environmental Law.

(f)          For purposes of this Agreement, the term “Environmental Costs and Liabilities” means, with respect to any person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other person or in response to any violation of Environmental Law, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or Contract with any Governmental Entity or other person, which relates to any environmental, health or safety condition, violation of or liability under Environmental Law or a release or threatened release of Hazardous Substances.

(g)          For purposes of this Agreement “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

(h)          None of the Owned Real Property and the Leased Real Property qualifies as an “establishment” as defined by the Connecticut Transfer Act, Conn. Gen. Stat. §§22a-134 et seq., (the “Transfer Act”; for purposes of this Section 3.13, terms in quotations herein are defined by the Transfer Act) and therefore that the Merger does not qualify as a “transfer” under the Transfer Act. The provisions of this Section 3.13(h) shall survive the Closing.

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3.14.       Employee Benefit Plans.

(a)          Section 3.14(a) of Wilton Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans maintained, sponsored or contributed to or required to be contributed to, by Wilton, or any of its ERISA Affiliates, or with respect to which Wilton or any of its ERISA Affiliates has or may have any material liability, contingent or otherwise (together, the “Wilton Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement, policy or arrangement involving direct or indirect compensation involving one or more persons, including, without limitation, insurance coverage, severance benefits, disability benefits, retiree medical benefits, pension, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee or director of Wilton or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity, trade or business that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code), which includes Wilton.

(b)          With respect to each Wilton Employee Plan, Wilton has made available to the Bank a complete and accurate copy of (as applicable) (i) the plan document or other governing contract for such Wilton Employee Plan, including all amendments and supplements thereto, and a summary of any unwritten Wilton Employee Plan, (ii) the last three (3) annual reports (Form 5500, including schedules and attachments) filed with the Internal Revenue Service or Department of Labor; (iii) each trust agreement, group annuity contract, or other funding agreement or contract for Wilton Employee Plan; (iv) the most recently distributed summary plan description, any summaries of material modification, and any similar descriptions prepared or required for any Wilton Employee Plan relating to such Wilton Employee Plan; and (v) the most recently received determination letter and/or opinion letter issued by the Internal Revenue Service for any Wilton Employee Plan.

(c)          Each Wilton Employee Plan is being operated and administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. None of Wilton, or their ERISA Affiliates, any officer or employee of such Wilton or ERISA Affiliate, or any of Wilton Employee Plans which are subject to ERISA, including any trusts created thereunder, or any trustee, administrator, or fiduciary thereof, has engaged in a non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) that could result in material liability to Wilton. All contributions and all payments and premiums required to have been made to or under any Wilton Employee Plan have been made (or otherwise accrued to the extent required by GAAP if not yet due). Nothing has occurred with respect to the operation of Wilton Employee Plans that would reasonably be expected to cause the imposition of a material liability, penalty or tax on Wilton under ERISA, the Code or other applicable Law. None of Wilton Employee Plans have been terminated, nor has there been any reportable event (as defined in Section 4043 of ERISA) with respect to any Wilton Employee Plan within the last three (3) years.

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(d)          The assets of each Wilton Employee Plan that is funded are reported at their fair market value on the books and records of such Wilton Employee Plan.

(e)          All Wilton Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and, if they are not maintained pursuant to a prototype plan have received determination letters from the Internal Revenue Service to the effect that such Wilton Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination letter has been revoked and revocation has not been threatened and no act or omission has occurred, that would materially and adversely affect its qualification or materially increase its cost. Any voluntary employee benefit association that provides benefits to current or former employees of Wilton, or any of its ERISA Affiliates, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(f)          Neither Wilton, nor any of its ERISA Affiliates (i) maintains a Wilton Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) has ever been obligated to contribute to, or ever incurred any liability (contingent or otherwise) with respect to, an employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, or a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)          Except as set forth in Section 3.14(g) of Wilton Disclosure Schedule, neither Wilton nor any of its ERISA Affiliates is a party to any oral or written agreement with any shareholder, director, executive officer or other employee of Wilton, the benefits of which are contingent or accelerated, or the terms of which are materially altered, upon the occurrence of a transaction involving Wilton of the nature of any of the transactions contemplated by this Agreement.

(h)          Except as set forth in Section 3.14(h) of Wilton Disclosure Schedule, there are no pending or, to Wilton’s Knowledge, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of Wilton Employee Plans that, individually or in the aggregate, are reasonably likely to result in any material liability to Wilton.

(i)           Except as set forth in Section 3.14(i) of Wilton Disclosure Schedule, Wilton has not maintained and has no obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of Wilton, except as may be required under part 6 of Subtitle B of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary.

(j)           Each Wilton Employee Plan that is a nonqualified deferred compensation plan (as defined under Code Section 409A) satisfies the applicable requirements of Sections 409A(a)(2),(3) and (4) of the Code, and has been operated and maintained, in accordance with Section 409A of the Code and the Treasury Regulations Promulgated thereunder, subject to applicable guidance of the United States Department of Treasury and the Internal Revenue Service.

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(k)          Except as set forth in Section 3.14(k) of Wilton Disclosure Schedule, no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Wilton Employee Plan or other agreement or arrangement will be caused by Wilton’s entering into this Agreement or by the consummation of the transactions contemplated hereby (either alone or in combination with any other event). There is no contract, agreement, plan or arrangement covering any employee or former employee of Wilton or any of its Affiliates that, individually or collectively, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event) will give rise to the payment to any person of a “parachute payment” within the meaning of Section 280G of the Code.

(l)           The transactions contemplated by this Agreement do not and will not individually or collectively constitute a “prohibited transaction” under the Code or ERISA for which no statutory or administrative exemption is available.

(m)         Notwithstanding anything to the contrary in this Agreement, neither this Section 3.14 nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Wilton Employee Plan.

(n)         Each Wilton Employee Plan which is a group health plan (within the meaning of Code Section 5000(b)(1)) complies and has complied in all material respects with the applicable requirements of (i) Part 6 of Title I of ERISA and Section 4980(B) of the Internal Revenue Code; (ii) the Patient Protection and Affordable Care Act of 2010; and (iii) the data privacy and security requirements under the Health Insurance Portability and Accountability Act and the Health Information Technology and Clinical Health Act.

3.15.       Compliance With Laws.   Wilton is and has been in compliance in all material respects with, is not in violation of, and, has not received any written notice alleging any violation with respect to, any Law with respect to the conduct of its businesses, or the ownership or operation of its respective properties or assets, except for failures or violations that would not have a Wilton Material Adverse Effect.

For purposes of this Agreement, “Law” means any law in any jurisdiction (including common law), statute, code, ordinance, rule, regulation, permit, order, decree or other requirement or guideline.

3.16.       Permits.     All material governmental licenses, approvals, authorizations, registrations, consents, orders, certificates, decrees, franchises and permits (collectively, “Permits”) of Wilton, are set forth on Section 3.16 of Wilton Disclosure Schedule. Such Permits are all of the material Permits necessary for the services provided by Wilton and the conduct and operation of its business. All such Permits are in full force and effect; and no proceeding is pending or, to Wilton’s Knowledge, threatened, seeking the revocation or limitation of any such Permit. To Wilton’s Knowledge, there exists no state of facts which could cause any Governmental Entity to limit, revoke or fail to renew any Permit related to or in connection with any business as currently conducted or operated by Wilton.

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3.17.       Labor Matters.

(a)          Section 3.17(a) of Wilton Disclosure Schedule contains a list as of the date of this Agreement of all employees of Wilton, along with the position and the annual rate of base compensation and date of hire of each such person.

(b)          Except as set forth in Section 3.17(b) of Wilton Disclosure Schedule, no employee or former employee of Wilton is subject to any collective bargaining agreement relating to their employment with Wilton and there is no union or other labor organization which, pursuant to applicable Law, must be notified or consulted or with which negotiations need to be conducted by operation of law in connection with the Merger.

(c)          Except as set forth in Section 3.17(c) Wilton Disclosure Schedule, Wilton is not the subject of any proceeding asserting that Wilton has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or other labor organization that, and there is not pending or, to Wilton’s Knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Wilton that individually or in the aggregate, is reasonably likely to have a Wilton Material Adverse Effect, and there has not been any such action.

(d)          Except as set forth in Section 3.17(d) of Wilton Disclosure Schedule, Wilton is not the subject of any proceeding pending or, to Wilton’s Knowledge, threatened before the Equal Employment Opportunity Commission or any other similar state or local agency responsible for the prevention of unlawful employment practices.

3.18.       Insurance.   Wilton has made available to the Bank copies of all current insurance policies and binders (the “Insurance Policies”) (i) insuring the business or properties of Wilton or (ii) which provide insurance for any director, officer, employee, fiduciary or agent of Wilton that is held by or on behalf of Wilton. All material Insurance Policies are in full force and effect (to Wilton’s Knowledge, free from any presently exercisable right of termination on the part of the insurance company issuing such policy prior to the expiration of the terms of such policy) and all premiums due and payable in respect thereof have been paid. Except as set forth in Section 3.18 of Wilton Disclosure Schedule, there are no outstanding claims under any Insurance Policy nor have there been any claims which have been denied or disputed by the insurer. Wilton has not received written or, to Wilton’s Knowledge, oral notice of cancellation or termination with respect to any Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation. The transactions contemplated by this Agreement shall not give rise to a right of termination of any such policy by the insurance company issuing the same prior to the expiration of one term of such policy.

3.19.       Affiliate Transactions.   Except as disclosed in Section 3.19 of Wilton Disclosure Schedule, no officer, director, employee, equity holder, or Affiliate of Wilton is a party to any Contract or transaction or loan to, from or with Wilton or has any interest in any property, real or personal or mixed, tangible or intangible, of Wilton that will survive the Closing. For purposes of this Agreement, “Affiliate” means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

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3.20.       Brokers.   Except for Sandler O’Neill + Partners, L.P., the fees of which will be paid by Wilton, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Wilton.

3.21.       Books and Records.   The books and records of Wilton and its operations, employees and properties, have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made in all material respects.

3.22.       Disclosure.   No representation or warranty by Wilton contained in this Agreement or any other Transaction Document or any statement or certificate furnished by Wilton to the Bank or its representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading. There is no fact known to Wilton which might reasonably be expected to have a Wilton Material Adverse Effect.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BNC AND THE BANK

BNC and the Bank represent and warrant to Wilton as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth herein. For purposes of this Agreement, “Bank’s Knowledge” shall mean the actual knowledge of Peyton R. Patterson and Ernest J. Verrico, Sr. (the “Relevant Persons”). For the avoidance of doubt, Bank’s Knowledge shall be deemed to exist also with respect to any fact or circumstance that the Relevant Persons would have been aware of if they had discussed the subject matter of such representations and warranties with their staff members in the Ordinary Course of Business.

4.1.         Organization, Standing and Power.   Each of BNC and the Bank is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified and licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified, licensed or in good standing, individually or in the aggregate, that are not reasonably likely to have a Bank Material Adverse Effect.

For purposes of this Agreement, the term “Bank Material Adverse Effect” means any adverse change, event, effect, circumstance or development with respect to, or, that, individually or together with any other change, event, effect, circumstance or development, on a long term basis, materially diminishes the financial position of Bank or BNC, the ability of Bank or BNC to perform their obligations under any Transaction Documents, or the validity or enforceability of any of the Transaction Documents or the rights and remedies of the Bank or BNC (except as a result of any act or failure to act by the Bank or BNC) under any of the Transaction Documents; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Bank Material Adverse Effect:

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(a)          changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism, other than those that have had or are reasonably likely to have a disproportionate effect on Bank or BNC taken as a whole;

(b)          changes in GAAP or regulatory accounting requirements applicable to banks generally;

(c)          any modifications or changes to valuation policies and practices in connection within the transactions contemplated by this Agreement, in each case in accordance with GAAP;

(d)          changes that are the result of factors generally affecting the banking industry, other than those that have had or are reasonably likely to have a disproportionate effect on Bank or BNC;

(e)          reasonable expenses incurred in connection with this Agreement;

(f)          any adverse change, effect or circumstance arising out of or resulting directly and solely from actions required to be taken by Bank or BNC pursuant to this Agreement or the announcement of the transactions contemplated by this Agreement; and

(g)          changes in Law, rules or regulations or generally accepted accounting principles or the interpretation thereof, other than those that have had or are reasonably likely to have a disproportionate effect on Bank or BNC.

4.2.         Authority; No Conflict; Required Filings and Consents.

(a)          Each of BNC and the Bank has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby by BNC and the Bank have been duly authorized by all necessary corporate action on the part of each of BNC and the Bank. This Agreement has been duly executed and delivered by each of BNC and the Bank and constitutes the valid and binding obligation of each of BNC and the Bank, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)          The execution and delivery of this Agreement and each of the other Transaction Documents to which each of BNC and the Bank are a party do not, and the consummation by BNC and the Bank of the transactions contemplated hereby and thereby shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Association or By-laws of BNC or the Certificate of Incorporation or By-laws of the Bank, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on BNC’s or the Bank’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which BNC or the Bank is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), and (iii) of Section 4.2(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to BNC or the Bank or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have an Bank Material Adverse Effect.

(c)          No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign and specifically including, without limitation, the Connecticut Department of Banking and the FDIC is required by or with respect to Bank or BNC in connection with the execution and delivery of this Agreement by Bank and BNC or the consummation by Bank or BNC of the transactions contemplated by this Agreement, except for (i) the filing of the Bank Merger Agreement with the Secretary of the State of the State of Connecticut; (ii) the filings required to be made and the approvals or non-objection status required to be obtained from the Connecticut Department of Banking and the FDIC and (iii) expiration of applicable waiting periods.

(d)          No vote of the holders of any class or series of BNC’s capital stock or other securities is necessary for the consummation by BNC or the Bank of the transactions contemplated by this Agreement.

(e)          Neither of BNC and the Bank is an “interested shareholder” of Wilton, and neither of BNC and the Bank is, or after consummation of the transactions contemplated by this Agreement would be, an affiliate or associate of an “interested shareholder” pursuant to Sections 33-840 to 33-845 of the CBCA.

4.3.         Litigation.   There is no Action pending or, to the knowledge of BNC and the Bank, threatened in writing (nor to the knowledge of BNC and the Bank, are there any facts which could lead to such an Action) against BNC or the Bank, at law or in equity, before any Governmental Entity that challenges the Merger or the validity of this Agreement, or the right of BNC or the Bank to enter into this Agreement, or to consummate the transactions contemplated hereby. There are no judgments, orders or decrees outstanding against BNC or the Bank. There is no Action pending or threatened (nor to the knowledge of BNC and the Bank, are there any facts which could lead to such an Action), in each case as of the date of this Agreement against BNC or the Bank, or, to the knowledge of BNC and the Bank, or any of their directors or executive officers, alleging a violation of federal or state securities laws that relates to BNC or the Bank.

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4.4.         Financial Statements.

(a)          BNC has provided to Wilton the audited annual financial statements of BNC and the Bank for the fiscal year ended December 31, 2012 (the “BNC Financial Statements”) and will, prior to Closing, provide to Wilton quarterly financial statements for the quarter ended September 30, 2013 (the “Third Quarter Statements”) with a limited review (but not a full audit), including a balance sheet and profit and loss statement and management’s representation letter. BNC or Bank shall be responsible for the costs associated with the performance of such limited review.

(b)          The BNC Financial Statements are, and the Third Quarter Statements will be, derived from the books and records of BNC and the Bank, and are and will be true and complete in all material respects, prepared in accordance with the GAAP in accordance with historical practices on a consistent basis, and fairly present the financial condition, results of operations and, with respect to the audited financial statements only, cash flows, of BNC and the Bank as of the date thereof and for the period referred to therein and are consistent with the books and records of BNC and the Bank. No circumstances existed on the relevant balance sheet dates of the BNC Financial Statements or the Third Quarter Statements which render any items in the BNC Financial Statements or the Third Quarter Statements incorrect or incomplete in any material respect. The statements of operations included in BNC Financial Statements or the Third Quarter Statements do not include any item of special or non-recurring revenue, except as specifically identified therein.

(c)          The allowance for loan losses reflected in the BNC Financial Statements was, and the allowance for loan losses shown on the Balance Sheets for periods ending after December 31, 2012 was, adequate, as of the date thereof, under GAAP. The Bank’s allowance for loan losses is, and shall be as of the Closing Date, in compliance with the its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards. BNC and the Bank complied with all orders, written comments and directives provided to it by any Governmental Entities relating to its allowance for loan losses since date of its Financial Statements.

4.5.         No Undisclosed Liabilities.

(a)          BNC and the Bank have no liability, whether asserted or unasserted, absolute, accrued or unaccrued, contingent, whether liquidated or unliquidated, whether due or to become due, or otherwise, that would be required by GAAP to be reflected on a balance sheet of BNC or the Bank, except (i) as disclosed in BNC Financial Statements including footnotes thereto, (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice after the date of BNC Financial Statements (none of which results from, arises out of, relates to or is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law), or (iii) for other liabilities that are not in excess of $100,000 individually, or $250,000 in the aggregate.

(b)          Other than deferred tax liabilities, since the date of BNC Financial Statements BNC has not incurred any liability other than in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”).

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4.6.         Absence of Certain Changes or Events.   Since December 31, 2012, BNC and the Bank have operated only in the Ordinary Course of Business and have maintained their relationships with customers, vendors, suppliers, employees, agents and others in a commercially reasonable manner, and there has not occurred any event, development or change which, individually or in the aggregate, has had or could be reasonably expected to have a BNC or Bank Material Adverse Effect.

4.7.         Taxes.

(a)          BNC and the Bank have (i) accurately prepared in all material respects and timely filed (taking into account valid extensions) all Tax Returns (as defined below) required to be filed by them for any taxable period ending on or before the Closing Date, and all such Tax Returns are true, correct and complete in all material respects; (y) paid all Taxes imposed on them (other than Taxes being contested in good faith and for which adequate reserves have been established on the most recent BNC Financial Statements); and (ii) established the most recent BNC Financial Statements reserves that are adequate for the payment of any Taxes not yet due and payable. Since the date of the most recent BNC Financial Statements, neither BNC nor the Bank has incurred any material liability for Taxes other than in the Ordinary Course of Business. All material Taxes that BNC and the Bank were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, paid to the proper Governmental Entity.

(b)          There are no Liens for Taxes upon any assets of BNC or the Bank, except for Liens for Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established on the most recent BNC Financial Statements.

(c)          No material deficiency for Taxes has been proposed, asserted or assessed against BNC or the Bank in writing that has not been resolved with any amounts due paid in full. No jurisdiction in which BNC or the Bank currently do not file or have not filed a Tax Return has asserted any claim in writing that BNC or the Bank may be subject to Tax in that jurisdiction. No waiver, extension or comparable consent given by BNC or the Bank in writing regarding the application of the statute of limitations with respect to any Taxes or Tax Return is outstanding, nor is any request for any such waiver or consent pending.

(d)          There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Return of BNC or the Bank now pending, and neither BNC nor the Bank have received any notice in writing of, nor is there BNC’s or the Bank’s Knowledge of, any proposed audits, investigations, claims, or administrative proceedings relating to Taxes or any Tax Returns.

(e)          Neither BNC nor the Bank has been a real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in such Section.

(f)          Neither BNC nor the Bank is a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than the group for which BNC or the Bank is currently the parent) or included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes. Neither BNC nor the Bank have any liability for Taxes of any Person other than BNC or the Bank under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign Law.

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(g)          Neither BNC nor the Bank is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(h)          During the last two (2) years, neither BNC nor the Bank has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(i)           Except in the Ordinary Course of Business, neither BNC nor the Bank will be required to include any material item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(j)          Neither BNC nor the Bank is a party to any "reportable transaction" as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b).

For purposes of this Agreement, (i) “Tax” and “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, severance, occupation, premium, environmental, gains, sales, use, transfer, employment, capital stock, franchise, profits, withholding, excise, real property, personal property, value added and other taxes, social security (or similar), unemployment, disability, alternative or add-on minimum, estimated fees, stamp taxes and duties, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes including any schedules, supplements or amendments thereto.

4.8.         Books and Records.   The books and records of BNC and the Bank and their operations, employees and properties, have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made, and all transactions involving have been accurately accounted for.

4.9.         Disclosure.   No representation or warranty by BNC or the Bank contained in this Agreement or any other Transaction Document or any statement or certificate furnished by BNC or the Bank to Wilton or its representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading. There is no fact known to BNC or the Bank which might reasonably be expected to have a Bank Material Adverse Effect.

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4.10.       Compliance With Laws.   Bank and BNC are and have been in compliance in all material respects with, are not in violation of, and, have not received any written notice alleging any violation with respect to, any Law with respect to the conduct of their businesses, or the ownership or operation of their respective properties or assets, except for failures or violations that would not have a Bank Material Adverse Effect.

For purposes of this Agreement, “Law” means any law in any jurisdiction (including common law), statute, code, ordinance, rule, regulation, permit, order, decree or other requirement or guideline.

4.11.       Brokers.   Except for Keefe, Bruyette & Woods, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of BNC or the Bank.

4.12.       Statements True and Correct.   None of the information supplied or to be supplied by BNC or Bank for inclusion in (i) the Proxy Statement (as defined herein), and (ii) any other documents to be filed with any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Wilton and at the time of the Wilton Meeting (as defined herein), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that BNC or Bank is responsible for filing with any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

4.13.       Certain Regulatory Matters.   Neither BNC nor Bank is subject to, or has received any notice that it may become subject to, any cease-and-desist or other order issued by, consent or other agreement or memorandum of understanding with, or commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any federal or state agency charged with the supervision or regulation of financial institutions or their holding companies or engaged in the insurance of financial institution deposits or any other Governmental Entity having supervisory or regulatory authority with respect to BNC or Bank. Neither BNC nor the Bank is aware of any fact, circumstance or consideration that would impair the obtaining of regulatory approvals required to approve the Merger.

4.14.       Financial Controls and Procedures.   The records, systems, controls, data and information of BNC and Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BNC, Bank or their accountants, as applicable, (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. BNC and Bank have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, and as of the date hereof, neither BNC nor Bank have identified any material weaknesses in the design or operation of internal controls over financial reporting.

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4.15.       Financing. As of the date of this Agreement, BNC and the Bank have the financial ability and on the Effective Date of the Merger and through the date of payment of the aggregate amount of cash payable pursuant to this Agreement, BNC and the Bank shall have the funds necessary to consummate the Merger and pay the aggregate amount of cash to be paid to holders of Wilton Common Stock.

ARTICLE V.
CONDUCT OF BUSINESS

5.1.         Covenants of Wilton.   Except as expressly provided or permitted herein, set forth in Section 5.1 of Wilton Disclosure Schedule or as consented to in writing by the Bank, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Wilton shall (i) maintain its existence in good standing, (ii) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage), preserve its business organization and keep substantially intact its assets and properties, (iii) use commercially reasonable efforts to keep the services of its present principal employees and preserve its business relationships with its customers, strategic partners and others having business dealings with it, (iv) maintain the business of Wilton and (iv) in all respects conduct its business in the Ordinary Course of Business, without a material change in current operational policies. Wilton shall use its reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement. Without limiting the generality of the foregoing, during the Pre-Closing Period Wilton shall not, directly or indirectly, do any of the following without the prior written consent of the Bank, which shall not be unreasonably withheld or delayed:

(a)          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine, alter the terms of or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b)          except as permitted by Section 5.1(i), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Wilton Common Stock upon the exercise of Wilton Stock Options outstanding on the date of this Agreement);

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(c)          amend its Certificate of Incorporation, By-laws or other comparable charter or organizational documents or alter, through merger, liquidation, reorganization, restructuring, or in any other fashion, its structure or ownership;

(d)          acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Wilton, except in the Ordinary Course of Business;

(e)          mortgage, sell, lease, license, pledge, grant a security interest in or otherwise dispose of or encumber any properties or assets valued in excess of $10,000 individually, or $25,000 in the aggregate, other than in the Ordinary Course of Business;

(f)          other than in the Ordinary Course of Business, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person, (iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than Wilton, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Wilton against fluctuations in interest rates;

(g)          make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000, individually, or $25,000, in the aggregate, other than the specific capital expenditures disclosed in Section 5.1 of Wilton Disclosure Schedule;

(h)          make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(i)           except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate, amend or enhance any employment, severance or similar agreement or Wilton Employee Plan (including, but not limited to, granting any additional awards under any stock option or plan or modifying any existing award thereunder) for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (except in the Ordinary Course of Business), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases (not to exceed 3% for any person) of salaries), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, or (iv) pay any material benefit not provided for as of the date of this Agreement under any Wilton Employee Plan.

(j)          change any method of Tax accounting, settle or compromise any Tax liability, amend any Tax Return, make any new Tax election, or consent to any extension or waiver of the limitation period applicable to any Tax claim, proposed assessment or assessment, in each case except in the Ordinary Course of Business;

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(k)          initiate, settle or compromise any litigation, arbitration proceeding, claim or action or cancel, waive or compromise any debt or claim;

(l)           open any new, or permanently close, any existing, facility or office;

(m)         extend, terminate or modify any Wilton Material Contract or permit any renewal notice period or option period to lapse with respect to any Wilton Material Contract, except for terminations of Wilton Material Contracts upon their expiration during such period in accordance with their terms;

(n)          discharge or satisfy any Lien other than those which are required to be discharged or satisfied during such period in accordance with their original terms;

(o)          pay any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities shown on Wilton Financial Statements or incurred since December 31, 2012 in the Ordinary Course of Business;

(p)          (i) enter into any lease or other Contract affecting the Owned Real Property or the possession, use or control thereof; or (ii) create, permit or suffer any Lien to attach to or affect the Owned Real Property, except for the Lien of nondelinquent real estate Taxes;

(q)          change the time, manner of payment of or other practices or procedures relating to the accounts payable or other current liabilities of Wilton;

(r)          change working capital practices or business policies, including: (i) reductions in insurance coverage; or (ii) reductions or increases in capital expenditures;

(s)          sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, including other real estate owned;

(t)          acquire (other than by way of foreclosures or acquisitions of control, in each case in the Ordinary Course of Business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other Person.

(u)          change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

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(v)          incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank or Federal Reserve borrowings that mature within one year and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the Ordinary Course of Business;

(w)         except for government agency or government guaranteed mortgage-backed securities portfolios in the Ordinary Course of Business, acquire (other than by way of foreclosures or acquisitions in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one year or less or (ii) dispose of any debt security or equity investment;

(x)          make, renew or otherwise modify any Loans other than Loans made or acquired in the Ordinary Course of Business consistent with past practice which have (i) in the case of unsecured Loans made to any one borrower that are originated in compliance with the entity’s internal Loan policies, a principal balance not in excess of $50,000, (ii) in the case of Loans secured other than by real estate that are originated in compliance with the entity’s internal Loan policies, a principal balance not in excess of $100,000 and (iii) in the case of Loans secured by real estate made to any one borrower that are originated in compliance with the entity’s internal Loan policies, a principal balance not in excess of $100,000; or enter into any Loan securitization or create any special purpose funding entity; or

(y)          authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Notwithstanding anything to the contrary herein, (i) any loans in default may be modified by Wilton, (ii) any litigation or arbitration proceeding may be initiated, settled, compromised or waived by Wilton, (iii) any Lien may be discharged or satisfied by Wilton, or (iv) any assets, deposits, business or properties, including other real estate owned, may be sold, transferred, mortgaged or encumbered by Wilton, in each case with the consent of the Bank, not to be unreasonably withheld. Wilton shall provide the Bank with written notice of any such proposed action which will be deemed approved within 96 hours of delivery to the Bank, unless the Bank objects in writing within that timeframe. If a court or arbitrator requires Wilton to take any such action within a shorter period of time, (i) Wilton shall use its best efforts to extend the court or arbitrator deadline and (ii) promptly notify the Bank of such deadline. If the deadline cannot be extended, the Bank shall be deemed to approve of Wilton’s proposed action, unless the Bank objects in writing no later than the deadline.

In addition, Wilton shall, on a monthly or more frequent basis prior to the Effective Time, disclose to, and consult with, the Bank with respect to Wilton’s monthly budgeting and financial reforecasting and readjustment.

Notwithstanding the foregoing, nothing contained in this Agreement shall give the Bank, directly or indirectly, the right to control or direct the operations of Wilton prior to the Effective Time. Prior to the Effective Time, Wilton shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

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5.2.         Covenants of Bank and BNC.   Except as expressly provided or permitted herein, or as consented to in writing by Wilton, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Bank and BNC shall (i) maintain their existence in good standing, (ii) maintain in effect all of their presently existing insurance coverages (or substantially equivalent insurance coverages), preserve their business organizations and keep substantially intact their assets and properties, (iii) use commercially reasonable efforts to keep the services of their present principal employees and preserve their business relationships with Bank’s customers, their strategic partners and others having business dealings with them, (iv) maintain the business of Bank and (iv) in all respects conduct their business in the Ordinary Course of Business, without a material change in current operational policies. Subject to the terms and conditions herein provided, Bank and BNC agree to use their reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement during the fourth calendar quarter of 2013 or as soon thereafter as practicable. In the event that BNC or the Bank determines that a condition to obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will immediately so notify Wilton.

5.3.         Confidentiality.   The parties acknowledge that BNC, the Bank and Wilton have previously executed a bilateral confidentiality agreement, dated as of ____________ (as amended to date, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.4.         Information Furnished by the Parties.   Each party shall promptly, and in any event within ten (10) business days, except where, with reasonable diligence, such information cannot be procured within ten (10) business days, following receipt of a written request from the other party, furnish or cause to be furnished (the “disclosing party”) to the other party (the “requesting party”) all information concerning the disclosing party, including but not limited to financial statements, required for inclusion in any statement or application made or filed by the requesting party to any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. The disclosing party represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each party shall otherwise fully cooperate with the other party in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

5.5.         Consents and Approvals.   Each party (i) shall take all necessary corporate and other action and use its best efforts to obtain at the earliest practicable time all approvals of regulatory authorities, consents and other approvals required of the other party to carry out the transactions contemplated by this Agreement and (ii) shall cooperate with the other party to obtain all such approvals and consents required of such party.

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ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1.         No Solicitation.

(a)                      No Solicitation or Negotiation.

(i)           Wilton shall not, nor shall Wilton authorize its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.1(a)(ii), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Wilton to, afford access to the business, properties, assets, books or records of Wilton to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Wilton or (B) approve any transaction under, or any third party becoming an "interested stockholder" under Section 33-844 of the CBCA, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, agreement, arrangement, instrument or understanding relating to any Acquisition Proposal (each, a "Wilton Acquisition Agreement"). Subject to Section 6.1(a)(ii), neither Wilton Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to the Bank, Wilton Voting Proposal, or recommend an Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Wilton Common Shares within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with Wilton Voting Proposal, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Wilton Adverse Recommendation Change”).

(ii)          Notwithstanding Section 6.1(a)(i), prior to the approval of Wilton Voting Proposal at the meeting of Wilton’s shareholders (the “Wilton Meeting”) to consider Wilton Voting Proposal, Wilton Board, directly or indirectly through any Representative, may, subject to Section 6.1(a)(iii) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that Wilton Board believes in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to Wilton pursuant to an executed confidentiality agreement not, in the aggregate, less restrictive of the other party than the Confidentiality Agreement, and/or (iii) take any action that any court of competent jurisdiction orders Wilton to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (ii), only if Wilton Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause Wilton Board to be in breach of its fiduciary duties under applicable Law.

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(iii)         Wilton Board shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.1(a)(ii) unless Wilton shall have first delivered to the Companies a prior written notice advising the Companies that it intends to take such action. Wilton shall notify the Companies promptly (but in no event later than forty-eight (48) hours) after it obtains knowledge of the receipt by Wilton (or any of its Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to Wilton or for access to the business, properties, assets, books or records of Wilton by any third party. In such notice, Wilton shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request. Wilton shall keep the Bank informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Wilton shall provide the Bank with at least forty-eight (48) hours prior notice of any meeting of Wilton Board (or such lesser notice as is provided to the members of Wilton Board) at which Wilton Board is reasonably expected to consider any Acquisition Proposal. Wilton shall promptly provide the Bank with a list of any non-public information concerning Wilton's business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the Bank, copies of such information.

(b)          No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.1, Wilton Board shall not make any Wilton Adverse Recommendation Change or enter into a Wilton Acquisition Agreement. Notwithstanding anything to the contrary set forth in the Agreement, Wilton Board may make a Wilton Adverse Recommendation Change or enter into a Wilton Acquisition Agreement, if: (i) Wilton promptly notifies the Bank, in writing, at least three (3) Business Days (the "Notice Period") before making a Wilton Adverse Recommendation Change or entering into a Wilton Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Wilton has received an Acquisition Proposal that Wilton Board intends to declare a Superior Proposal and that Wilton Board intends to make a Wilton Adverse Recommendation Change and/or Wilton intends to enter into a Wilton Acquisition Agreement; (ii) Wilton attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) Wilton shall, and shall use its reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with the Bank in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if the Bank, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time Wilton notifies the Bank of any such material revision (it being understood that there may be multiple extensions)); and (iv) Wilton Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the Bank during the Notice Period in the terms and conditions of this Agreement. For the avoidance of doubt, except as set forth in this paragraph, Wilton Board shall not make any Wilton Adverse Recommendation Change or enter into a Wilton Acquisition Agreement.

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(c)          Break-Up Fee.   In the event Wilton Board makes a Wilton Adverse Recommendation Change and accepts a Superior Proposal, Wilton shall be required to pay to the Bank a fee in the amount of Two Hundred Fifty Thousand United States Dollars (US $250,000) (the “Break-Up Fee”).

(d)          Cessation of Ongoing Discussions.   Wilton shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(e)                      Definitions.   For purposes of this Agreement:

(i)          “Acquisition Proposal” means any proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than the Companies) relating to any (a) direct or indirect acquisition of assets of Wilton (but excluding sales of assets in the Ordinary Course of Business) equal to fifteen percent (15%) or more of the fair market value of Wilton's consolidated assets or to which fifteen percent (15%) or more of Wilton's net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of Wilton, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) fifteen percent (15%) or more of the voting equity interests of Wilton, (d) merger, consolidation, other business combination or similar transaction involving Wilton , pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of Wilton, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Wilton or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Wilton.

(ii)         “Superior Proposal” means a bona fide written Acquisition Proposal that Wilton Board determines in its good faith business judgment (after consultation with outside legal counsel and its financial advisor) is more favorable to the holders of Wilton Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on Wilton, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by Wilton Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Bank during the Notice Period set forth in Section 6.1(b).

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6.2.         Access to Information.

(a)          During the Pre-Closing Period, the parties shall afford each other and each other’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to such of their properties, books, contracts, commitments, personnel and records as the requesting party shall reasonably request, and, during such period, each party shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by the disclosing party during such period pursuant to the requirements of federal or state securities laws, and (b) all other information concerning the disclosing party’s business, properties, assets and personnel as the requesting party may reasonably request. In addition, during the Pre-Closing Period, each party shall also provide the other party’s officers and employees reasonable access to its customers and suppliers, provided that such access shall at all times be granted only if such access is scheduled in advance with the party providing such access and only with the direct supervision or participation of one of such party’s officers, employees or Representatives (who shall make all reasonable efforts to be available). The party receiving information pursuant to this Section 6.2 shall hold all such information that is non-public in confidence in accordance with the Confidentiality Agreement. The parties shall give due consideration to the application of the antitrust laws to any information to which each may gain access under this Section 6.2.

6.3.         Shareholders Meeting; Proxy Statement.

(a)          Wilton, acting through Wilton Board, shall take all actions in accordance with applicable Law, its Certificate of Incorporation and By-laws necessary to promptly and duly call, give proper notice of, convene and hold as promptly as practicable Wilton Meeting for the purpose of considering and voting upon Wilton Voting Proposal. As soon as practicable after execution of this Agreement, Wilton shall prepare a proxy statement to solicit from its stockholders proxies in favor of Wilton Voting Proposal (the “Proxy Statement”). Subject to Section 6.1, the Wilton Board shall recommend approval of Wilton Voting Proposal by the shareholders of Wilton and include such recommendation in the materials delivered to its shareholders, and shall take other actions, that are both reasonable and lawful, as it deems necessary or desirable to solicit from its stockholders proxies in favor of Wilton Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, Wilton may adjourn or postpone Wilton meeting to the extent necessary to ensure that any required supplement or amendment to the materials delivered to its shareholders (including the Proxy Statement) is provided to Wilton’s shareholders or, if as of the time for which Wilton Meeting is originally scheduled there are insufficient shares of Wilton Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of Wilton Meeting.

(b)          Promptly following Wilton Meeting, Wilton shall cause to be delivered to the Bank in writing results of the vote on Wilton Voting Proposal.

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6.4.         Legal Conditions to the Merger.

(a)          Subject to the terms hereof, including Section 6.1 and Section 6.4(b), Wilton and the Bank shall each use their reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Wilton or the Bank in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, (A) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger, any related governmental request thereunder and any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Wilton and the Bank shall cooperate with each other in connection with the making of all such filings, including providing copies, (i.e., complete copies or non-confidential versions, as applicable), of all such documents to the non-filing party, or if more appropriate, to its advisors prior to the submission of correspondence, filings or communications to any Governmental Entity, and, if requested, accepting reasonable additions, deletions or changes suggested by the other party in connection therewith. Wilton and the Bank shall each use its commercially reasonable efforts to furnish to each other, or, if more appropriate, to their advisors, all information required for any application or other filing to be made pursuant to any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Bank and Wilton agree that nothing contained in this Section 6.4(a) shall modify or affect their respective rights and responsibilities under Section 6.4(b).

(b)          Each of Wilton and the Bank shall give any notices to third parties, and use commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in Wilton Disclosure Schedule, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Wilton Material Adverse Effect or a Bank Material Adverse Effect prior to or after the Effective Time.

6.5.         Public Disclosure.   BNC and the Bank and Wilton shall consult with each other before issuing any public disclosures or a press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld.

6.6.         Indemnification of Wilton Directors and Officers.

(a)          From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Bank and the Surviving Corporation shall jointly and severally indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Wilton (the “Wilton Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that Wilton Indemnified Party is or was an officer or director of Wilton, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent provided under the BLC or Wilton’s current Certificate of Incorporation, By-laws or agreements with those persons. Each Wilton Indemnified Party shall be entitled, subject to applicable Law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from Wilton Indemnified Party of a request therefor; in all cases subject to the Surviving Corporation’s receipt of an undertaking by such Wilton Indemnified Party to repay such expenses and fees paid in advance if it is ultimately determined in a final non-appealable judgment of a court of competent jurisdiction that such Wilton Indemnified Party is not entitled to be indemnified under applicable Law. In addition, the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which such consent shall not be unreasonably withheld or delayed).

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(b)          On or before the Closing, the Surviving Corporation shall, at the Surviving Corporation’s sole cost and expense and at no expense to the beneficiaries, obtain and shall thereafter maintain in effect for six years from the Effective Time directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and the Exchange Agent Agreement); provided that the insurance policies obtained by the Surviving Corporation shall provide for at least the same coverage and amounts and containing terms and conditions no less advantageous to Wilton Indemnified Parties when compared to the insurance policies maintained by Wilton on the date hereof. Wilton or the Bank may also satisfy the obligations of the Bank under this Section 6.6(b) by purchasing “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that were not less advantageous to Wilton Indemnified Parties with respect to claims arising out of or relating to events which occurred before or at the Effective Time.

(c)          The Surviving Corporation shall pay all expenses, including attorneys’ reasonable fees and costs, that may be incurred by the persons referenced in this Section 6.6 in connection with their enforcement of their rights provided in this Section 6.6.

(d)          The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the current officers and directors of Wilton by Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of Wilton Indemnified Parties, their heirs and their representatives.

6.7.         Notification of Certain Matters.

(a)          During the Pre-Closing Period, the Bank shall give prompt written notice to Wilton, and Wilton shall give prompt written notice to the Bank, of: (i) the occurrence, or failure to occur, of any factor or event, which occurrence or failure to occur is reasonably likely to cause (A) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (B) any covenant, condition or agreement of such party not to be satisfied in any material respect; (ii) any material failure of the Bank or Wilton, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Wilton Material Adverse Effect or a Bank Material Adverse Effect, as applicable. Notwithstanding the above, the delivery of any notice pursuant to this Section shall not effect (x) the representations and warranties of the Bank or Wilton, as the case may be, or the right of the party receiving such notice to rely on such representations and warranties (as unmodified by such notice), and (y) will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

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(b)          Wilton shall supplement the information set forth on the Wilton Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Wilton Disclosure Schedule or that is necessary to correct any information in the or Wilton Disclosure Schedule or in any representation or warranty of BNC, the Bank, or Wilton, as applicable which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement, have any effect for purposes of determining the satisfaction of the conditions set forth in Article VII, or have any effect for the purpose of determining the compliance by either party with any covenant set forth herein.

6.8.         Shareholder Litigation.   Each of Wilton and the Bank shall keep the other reasonably informed of any shareholder litigation or claim pending against Wilton or the Bank, as applicable, and its directors or officers, relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that all obligations of Wilton and the Bank in this Section 6.8 shall be subject to the ability of such party under applicable Laws to preserve attorney-client communication and privilege.

6.9.         Board of Directors and Loan Committee of Wilton.   The Bank shall receive at least three days advance written notice of each meeting of the Board of Directors and Loan Committee of Wilton to be held after the date hereof. The Bank shall, at its option, have the right to send one representative to each such meeting, provided that the Bank’s representative shall not have the right to be present during discussions related to this Agreement. The Bank shall also receive copies of all written materials distributed in advance of, or at, each such meeting, except those portions related to this Agreement. The foregoing shall be subject to regulatory approval and restrictions. The Confidentiality Agreement shall apply to any and all information obtained by the Bank or BNC pursuant to this Section 6.9.

6.10.       Financial Statements.   As soon as available and in any event within ten (10) Business Days after the end of each month prior to the Closing Date, Wilton shall deliver to the Bank such of its balance sheets and statements of operations with respect to Wilton as are internally prepared by it in the Ordinary Course of Business.

6.11.       Liens.   Wilton shall obtain releases of all Liens on the assets of Wilton or the Shares (other than those set forth on Schedule 6.11 hereto).

6.12.       Employees of Wilton.   The Bank expects to retain most of the existing branch employees of Wilton and other employees who have primary responsibility for customer relationships, and will provide them with benefits substantially similar to those offered to Bank employees. Each employee of Wilton hired by the Bank shall be credited with service as a Wilton employee for purposes of determining his or her status under the Bank’s policies only with respect to vacation, sick and other leave. Accordingly, (i) the Bank will maintain Wilton’s branch location for at least five years; (ii) the Bank will attempt to offer dislocated Wilton employees an opportunity to interview for open positions elsewhere within the Bank organization and attempt to assimilate as many of these employees into positions at the Bank as possible, and (iii) full-time employees of Wilton who are not offered continued employment with the Bank and are not already covered by an existing severance and change of control package will receive severance benefits equal to two weeks of severance for each year worked, up to a maximum of 26 weeks.

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6.13.       No Survival of Representations and Warranties.     The representations and warranties of the parties set forth in Article III and Article IV hereof shall not survive the Closing and shall be of no further force and effect following the Closing.

ARTICLE VII.
CONDITIONS TO MERGER

7.1.         Conditions to Each Party’s Obligation To Effect the Merger.   The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date, of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)          Shareholder Approval.   Wilton Voting Proposal shall have been approved at Wilton Meeting, at which a quorum is present, by the number of shares of Wilton Common Stock necessary to comply with the requirements of the BLC and Wilton’s Certificate of Incorporation (the “Required Wilton Shareholder Vote”); and Wilton shall have caused the certified vote tabulation(s) required by Section 6.3(b) of this Agreement to be delivered to the Bank.

(b)          Governmental Approvals.   Other than the filing of the Bank Merger Agreement, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a Bank Material Adverse Effect or a Wilton Material Adverse Effect and at the Effective Time, the FDIC Consent Order dated July 22, 2010 (the “Consent Order”) and the elevated supervisory requirements and capital levels under which Wilton is operating prior to the Effective Time shall not apply to the Bank or BNC and shall not be binding on the Surviving Corporation.

(c)          No Injunctions.   No Governmental Entity of competent jurisdiction shall have obtained, enacted, issued, promulgated, enforced or entered any law, order, executive order, stay, decree, judgment or injunction (whether preliminary, temporary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2.         Additional Conditions to Obligations of BNC and the Bank.   The obligations of BNC and the Bank to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by BNC and the Bank:

(a)          Representations and Warranties.   The representations and warranties of Wilton set forth in this Agreement, and any schedule or any certificate delivered pursuant hereto, shall have been true, complete and accurate in all material respects when made and shall be repeated at the Closing and (a) if qualified by materiality (or any variation of such term), shall be true, complete and accurate as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be, in all material respects, true, complete and accurate as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true, complete and accurate in all material respects as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate in all material respects as of that date.

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(b)          Performance of Obligations of Wilton.   Wilton shall have performed all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)          No Material Adverse Effect.   On or prior to the Closing Date, there shall have been no occurrence (including, without limitation, a breach of the representations and warranties or covenants of Wilton contained in this Agreement (including the schedules hereto) that has resulted in or is reasonably likely to result in a Wilton Material Adverse Effect or in the Bank Material Adverse Effect.

(d)          Wilton Certificate.   The Bank shall have received a favorable certificate, dated the as of the Effective Time, signed by chief executive officer or the chief financial officer of Wilton as to the matters set forth in Sections 7.2(a), 7.2(b) and 7.2(c), which certificate shall also certify (x) the incumbency and genuineness of signatures of all officers of Wilton executing this Agreement or any other Transaction Document, (y) the truth and correctness of corporate resolutions authorizing the entry by Wilton into this Agreement and the transactions contemplated hereby and (z) the truth, correctness and completeness of the organizational documents of Wilton.

(e)          Consents and Approvals.   All third party consents with respect to the consummation of the transactions contemplated by this Agreement set forth on Exhibit C shall have been received and shall be reasonably satisfactory in form and substance to the Bank in its sole discretion.

(f)          No Litigation.   No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, that (a) declares this Agreement invalid or unenforceable in any material respect, (b) prevents or significantly delays the consummation of the transactions contemplated hereby, or (c) that impose or will impose restrictions on BNC, the Bank or any of their Affiliates to sell, to hold separate or otherwise dispose of any material assets, or to materially alter the conduct or operations, or to materially restrict, or otherwise change in any material respect, the assets or business of BNC, the Bank, or any of their Affiliates (including without limitation Wilton from and after the Effective Time); and (d) no action or proceeding before any Governmental Entity shall have been instituted by any Governmental Entity, or by any other Person (other than an Affiliate of the Bank), which (i) seeks to prevent or delay the consummation of the transactions contemplated by this Agreement, (ii) challenges the validity or enforceability of this Agreement, (iii) seeks to impose restrictions on BNC, the Bank or any of their Affiliates to sell, to hold separate or otherwise dispose of any material assets, or to materially alter the conduct or operations, or to materially restrict, or otherwise change in any material respect, the assets or business of BNC, the Bank or any of their Affiliates (including without limitation Wilton from and after the Effective Time).

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(g)          Resignations.   The Bank shall have received letters of resignation from (i) the directors of Wilton, and (ii) Charlie Howell, as an officer.

(h)          Non-USRPHC Certificate.   Wilton has provided the Bank (i) a statement pursuant to Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c)(3) certifying that as of the Closing Date an interest in Wilton does not constitute a U.S. real property interest (as that term is defined in Section 897(c) of the Code) and (ii) proof, reasonably satisfactory to the Bank, that the notice provisions of Treasury Regulations Section 1.897-2(h)(2) have been satisfied.

(i)           Lien Releases.   Wilton shall have obtained Form UCC-3 termination statements or other appropriate releases in form and substance acceptable to the Bank (the “Lien Releases”) with respect to each Lien on any assets of Wilton other than Permitted Liens.

(j)           Waiver and Release Letters from Directors and Officers.   Wilton shall have obtained, effective as of the Closing Date, waiver and release letters from all officers and directors of Wilton forever releasing and discharging Wilton from any and all claims of such officer or director against any of Wilton for liabilities or obligations of Wilton to such officer or director as a result of such officer or director having been an officer or director of Wilton or as a result of acts or omissions of any of Wilton during the period prior to Effective Time.

(k)          Exchange Agent Agreement.   Other than the Bank and BNC, all parties to the Exchange Agent Agreement shall have entered into such agreement and there shall have been no notice that any such other parties do not intend to honor such agreement.

(l)           Certificate of Good Standing.   The Bank shall have received a certificate of corporate good standing or legal existence of Wilton as of a recent date.

(m)         Transaction Documents.   Wilton shall have entered into each of the other Transaction Documents to which it is a party.

(n)          Other Closing Matters.   The Bank shall have received such other supporting information in confirmation of the representations, warranties, covenants and agreements of Wilton and the satisfaction of the conditions to the Bank’s obligation to close hereunder as the Bank or its counsel may reasonably request.

7.3.         Additional Conditions to Obligations of Wilton.   The obligation of Wilton to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by Wilton:

(a)          Representations and Warranties.   Each and every representation and warranty of BNC and the Bank contained in this Agreement, and any schedule or any certificate delivered pursuant hereto, shall have been true, complete and accurate when made and shall be repeated at the Closing Date and (a) if qualified by materiality (or any variation of such term), shall be true, complete and accurate as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true, complete and accurate in all material respects as of the Effective Time, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate in all material respects as of that date.

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(b)          Performance of Obligations of the Bank.   The Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and Wilton shall have received a certificate signed on behalf of the Bank by the chief executive officer or the chief financial officer of the Bank to such effect.

(c)          Bank Certificate.   Wilton shall have received a favorable certificate, dated the as of the Effective Time, signed by the chief executive officer or the chief financial officer of the Bank as to the matters set forth in Section 7.3(a), which certificate shall also certify (x) the incumbency and genuineness of signatures of all officers of the Bank executing this Agreement or any other Transaction Document, (y) the truth and correctness of corporate resolutions authorizing the entry by the Bank into this Agreement and the transactions contemplated hereby and (z) the truth, correctness and completeness of the organizational documents of the Bank.

(d)          Certificates of Good Standing.   Wilton shall have received certificates of corporate good standing or legal existence of the Bank as of a recent date.

(e)          Exchange Agent Agreement.   Other than Wilton, all parties to the Exchange Agent Agreement shall have entered into such agreement and there shall have been no notice that any such other parties do not intend to honor such agreement.

(f)          Funding of Exchange Account.   The Bank shall have delivered or caused to be delivered the Merger Consideration to the Exchange Agent.

(g)          BNC Advisory Board.   Within a reasonable time of Closing, BNC shall establish an advisory board to (i) promote continuity and maintain the positive legacy that Wilton has established in the Wilton community, and (ii) determine and oversee the legacy charitable endeavors of the Company in an amount in 2013 not less than the amount contributed by Wilton in 2012.

ARTICLE VIII.
TERMINATION AND AMENDMENT

8.1.         Termination.   This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof; after the receipt of Wilton Shareholder Approval:

(a)          by mutual written consent of the BNC, the Bank and Wilton;

(b)          by either the Bank or Wilton if the Merger shall not have been consummated by February 28, 2014 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

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(c)          by either the Bank or Wilton if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)          by either the Bank or Wilton if at Wilton Meeting at which a vote on Wilton Voting Proposal is taken, the Required Wilton Shareholder Vote in favor of Wilton Voting Proposal shall not have been obtained;

(e)          by the Bank, if, prior to the approval of Wilton Voting Proposal by the shareholders of Wilton at Wilton Meeting: (i) a Wilton Adverse Recommendation Change shall have occurred, (ii) Wilton shall have entered into, or publicly announced its intention to enter into, a Wilton Acquisition Agreement (other than a confidentiality agreement), (iii) Wilton shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.1, or (iv) Wilton Board fails to reaffirm (publicly, if so requested by the Bank) Wilton Voting Proposal within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by Wilton or the Person making such Acquisition Proposal; or

(f)          by Wilton, if, prior to the approval of Wilton Voting Proposal by the shareholders of Wilton at Wilton Meeting, Wilton Board authorizes Wilton, in full compliance with the terms of this Agreement, including Section 6.1(a)(ii) hereof, to enter into a Wilton Acquisition Agreement (other than a confidentiality agreement) in respect of a Superior Proposal; provided that Wilton shall have paid any amounts due pursuant to Section 6.1(c) hereof in accordance with the terms, and at the times, specified therein; or

(g)          by the Bank, if there has been a material breach of any representation or warranty, or any failure to perform any covenant or agreement on the part of Wilton set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2 not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by Wilton of written notice of such breach or failure to perform from the Bank; or

(h)          by Wilton, if there has been a material breach of any representation or warranty, or any failure to perform any covenant or agreement on the part of the Bank set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3 not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Bank of written notice of such breach or failure to perform from Wilton.

8.2.         Effect of Termination.   In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of BNC, the Bank or Wilton, or their respective officers, directors, shareholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement, (b) a termination by Wilton under Section 8.1(f) shall not relieve Wilton of its obligation under Section 6.1(c), and (c) the provisions of Sections 5.3 (Confidentiality) and 8.3 (Certain Taxes; Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

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8.3.         Amendment.   This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4.         Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, may, (a) by action taken or authorized by Wilton Board and approved by the Bank, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise any such right, or any abandonment or discontinuance of steps to enforce such right, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX.
MISCELLANEOUS

9.1.         Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (b) on the date of confirmation of receipt of transmission by facsimile or other electronic means (or, the first Business Day following such receipt if the date of such receipt is not a Business Day), in each case to the intended recipient as set forth below:

(a)                      if to BNC or the Bank, to

BNC Financial Group, Inc.

220 Elm Street

New Canaan, CT 06840

Attn: Peyton R. Patterson,

President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Richard A. Krantz, Esq.

Robinson & Cole LLP

1055 Washington Boulevard

Stamford, CT 06901-2249

Fax: (203) 462-7599

e-mail: rkrantz@rc.com

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(b)                     if to Wilton, to

The Wilton Bank

47 Old Ridgefield Road

Wilton, Ct. 06897

Attn: Charles F. Howell,

  President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

William W. Bouton III

Hinckley Allen

20 Church Street

Hartford, CT. 06103-1221

Fax: (860) 331-2627

e-mail: wbouton@hinckleyallen.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.2.         Entire Agreement.   This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, including, but not limited to, that certain letter dated April __, 2013, from BNC to Wilton, indicating interest in a merger transaction; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.3.         No Third Party Beneficiaries.   Except as provided in Section 6.6 with respect to Wilton Indemnified Parties, which shall be third party beneficiaries of the provisions set forth in Section 6.6, nothing in this Agreement is intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

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9.4.         Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.5.         Severability.   Whenever possible, each term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.6.         Counterparts and Signature.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by electronic .pdf delivery or facsimile transmission.

9.7.         Interpretation.   When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” are agreed to have their respective customary and ordinary meanings, without regard to the meanings ascribed to Wilton Material Adverse Effect in Section 3.1 or the Bank Material Adverse Effect in Section 4.1. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.8.         Governing Law.   This Agreement, and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Connecticut.

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9.9.         Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10.       Submission to Jurisdiction.   In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) submits to the non-exclusive jurisdiction of the United States District Court for the District of Connecticut, or if such court does not have jurisdiction, the appropriate State Court of the State of Connecticut, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

9.11.       WAIVER OF JURY TRIAL.   EACH OF BNC, THE BANK AND WILTON HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF BNC, THE BANK AND WILTON IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.12.       Disclosure Schedule.   The Wilton Disclosure Schedule shall be arranged in Sections corresponding to the numbered Sections contained in Article III, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III, and (b) the other Sections in Article III to the extent that the disclosures therein specifically reference such other Sections. The inclusion of any information in Wilton Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Wilton Material Adverse Effect or the Bank Material Adverse Effect, or is outside the Ordinary Course of Business.

[next page is the signature page]

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IN WITNESS WHEREOF, BNC, the Bank and Wilton have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

BNC:

BNC FINANCIAL GROUP, INC.

By:	/s/ Peyton R. Patterson
Peyton R. Patterson, President
and Chief Executive Officer

BANK:

THE BANK OF NEW CANAAN

By:	/s/ Peyton R. Patterson
Peyton R. Patterson
Chief Executive Officer

WILTON:

The WILTON BANK

By:	/s/ Charles F. Howell
Charles F. Howell
President and Chief Executive Officer

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